Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-198572

Sempra Energy

Final Term Sheet

March 10, 2015

2.40% Notes due 2020

This free writing prospectus relates only to the securities described below and should be read together with Sempra Energy’s preliminary prospectus supplement dated March 10, 2015 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated September 4, 2014 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Sempra Energy (the “Company”)

Anticipated Ratings[1]:	Baa1 (stable) by Moody’s Investors Service BBB+ (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings

Securities Offered:	2.40% Notes due 2020

Aggregate Principal Amount Offered:	$500,000,000

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2015

Coupon:	2.40%, accruing from March 13, 2015

Maturity:	March 15, 2020

Yield to Maturity:	2.418%

Spread to Benchmark Treasury:	+ 80 basis points

Benchmark Treasury:	1.375% due February 29, 2020

Benchmark Treasury Yield:	1.618%

Optional Redemption Provision:	Prior to February 15, 2020, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 15 basis points. On and after February 15, 2020, 100% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

Price to Public:	99.916%, plus accrued interest, if any

Trade Date:	March 10, 2015

Settlement Date:	March 13, 2015 (T+3)

CUSIP:	816851 AW9

ISIN:	US816851AW92

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, or by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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